                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:

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[ ]    CONFIDENTIAL, FOR USE OF THE
       COMMISSION ONLY (AS PERMITTED BY
       RULE 14A-6(E)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12



                         Jones Lang LaSalle Incorporated
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                (Name of Registrant as Specified In Its Charter)


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

                        JONES LANG LASALLE INCORPORATED
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601

                           [JONES LANG LASALLE LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

                            ------------------------

                                                                   April 7, 2000

Dear Stockholder:

     I would like to invite you to attend our 2000 annual meeting of stockholders, which will be held on Monday, May 15, 2000, beginning at 1:30 p.m., local time, in the Indiana Room on Lower Level 1 of the Aon Center, 200 East Randolph Drive, Chicago, Illinois 60601.

     The formal notice of the annual meeting and the proxy statement can be found on the following pages. A copy of our 1999 annual report is enclosed for your review. Also enclosed is a proxy card and a postage-paid return envelope.

     To be sure that your shares will be voted at the meeting, please complete and sign the enclosed proxy card and return it in the enclosed envelope as promptly as possible. You are encouraged to specify your choices on the matters indicated. However, it is not necessary to specify your choice on a matter if you wish to vote in accordance with the recommendation of the Board of Directors, in which event merely executing and returning the proxy card will be sufficient.

     I hope that you will be able to attend the annual meeting. If you do, you may vote your shares in person even though you have returned a proxy.

                                          /s/ Stuart L. Scott

                                          STUART L. SCOTT
                                          Chairman and Chief Executive Officer

                        JONES LANG LASALLE INCORPORATED
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601

                           [JONES LANG LASALLE LOGO]

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2000

                            ------------------------

     The annual meeting of stockholders of Jones Lang LaSalle Incorporated will be held on Monday, May 15, 2000, beginning at 1:30 p.m., local time, in the Indiana Room on Lower Level 1 of the Aon Center, 200 East Randolph Drive, Chicago, Illinois 60601, for the following purposes:

     1. To elect six Directors, two to serve until the 2001 annual meeting of stockholders and until their successors are elected and qualify, and four to serve until the 2003 annual meeting of stockholders and until their successors are elected and qualify;

     2. To approve an amendment to the Jones Lang LaSalle Employee Stock Purchase Plan to increase the number of shares available thereunder to 1,000,000 from 250,000;

     3. To ratify the appointment of KPMG LLP as Jones Lang LaSalle's independent auditors for the fiscal year ending December 31, 2000; and

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 29, 2000 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting.

                                          By Order of the Board of Directors

                                          /s/ William E. Sullivan

                                          WILLIAM E. SULLIVAN
                                          Secretary

Chicago, Illinois
April 7, 2000

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT IN THE ACCOMPANYING ENVELOPE IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                        JONES LANG LASALLE INCORPORATED
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601

                           [JONES LANG LASALLE LOGO]

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2000

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Jones Lang LaSalle Incorporated, a Maryland corporation (the "Company"), for use at the annual meeting of Jones Lang LaSalle's stockholders to be held on Monday, May 15, 2000, beginning at 1:30 p.m., local time, in the Indiana Room on Lower Level 1 of the Aon Center, 200 East Randolph Drive, Chicago, Illinois, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     Jones Lang LaSalle expects to first send this Proxy Statement and the enclosed form of proxy to stockholders on or about April 7, 2000.

                                 ANNUAL REPORT

     The Annual Report of Jones Lang LaSalle for the year ended December 31, 1999, including financial statements audited by KPMG LLP, independent auditors, and their report thereon dated February 7, 2000, is being mailed together with this Proxy Statement to each of Jones Lang LaSalle's stockholders of record at the close of business on March 29, 2000 (the "Record Date"). A copy of Jones Lang LaSalle's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, for the year ended December 31, 1999, will be provided to you free of charge if you request it from Jones Lang LaSalle Incorporated,
Attention: Investor Relations Department, 200 East Randolph Drive, Chicago, Illinois 60601, telephone: (312) 228-2430.

                          VOTING AT THE ANNUAL MEETING

     Only stockholders of record of Jones Lang LaSalle's common stock, $.01 par value per share (the "Common Stock"), at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters voted upon by stockholders and is entitled to vote for as many persons as there are Directors to be elected. There were 30,342,018 shares of Common Stock outstanding on the Record Date held by approximately 3,500 beneficial owners.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. There is no cumulative voting for Directors. The affirmative vote of a majority of the total number of votes cast by holders of Common Stock entitled to vote at the Annual Meeting will be necessary both to approve the amendment to the Employee Stock Purchase Plan and to ratify the appointment of KPMG LLP as Jones Lang LaSalle's independent auditors for 2000.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented in person or by properly executed proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on such matter. Accordingly, in determining whether director nominees, the amendment to the Employee Stock Purchase Plan and the ratification of KPMG LLP have received the requisite number of affirmative votes, abstentions will have no effect on the voting.

     Each valid proxy returned to Jones Lang LaSalle will be voted at the Annual Meeting as indicated on the proxy or, if no indication is made with respect to a proposal, in accordance with the recommendations of the Board set forth in this Proxy Statement. Jones Lang LaSalle does not know of any matters to be presented at the Annual Meeting other than the proposals referred to on the proxies and described in this Proxy Statement. However, if any other matters are properly presented at the Annual Meeting, the persons named on the enclosed form of proxy intend to vote the shares represented by them in accordance with their best judgment pursuant to the discretionary authority granted them in the proxies.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Jones Lang LaSalle, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, or (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Jones Lang LaSalle. Notice of revocation or subsequent proxy should be sent to Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: William E. Sullivan, Secretary, or hand-delivered to the Secretary of Jones Lang LaSalle at or before the taking of the vote at the Annual Meeting. Facsimiles will not be accepted.

                             STOCKHOLDER AGREEMENTS

     In connection with the acquisition of the property and asset management, advisory and other real estate businesses operated by a series of partnerships and corporations in Europe, Asia, Australia, North America and New Zealand under the name "Jones Lang Wootton" or "JLW" (the "JLW Companies"), each former beneficial owner of the JLW Companies (the "JLW Shareholders") entered into a separate stockholder agreement ("Stockholder Agreement") with Jones Lang LaSalle. In addition, in the cases where a JLW Shareholder is not a natural person, the employee of the JLW Companies who owns or holds an interest in such JLW Shareholder (a "Related JLW Owner") entered into a Stockholder Agreement along with such JLW Shareholder. Unless otherwise agreed, the term of such Stockholder Agreements commenced upon the closing of the acquisition of the JLW Companies (the "Closing") and will terminate on the earlier of (i) the first business day immediately following the fifth annual meeting of stockholders following March 11, 1999, or (ii) June 1, 2003 (the "Transition Period").

     Pursuant to the Stockholder Agreements, each JLW Shareholder and Related JLW Owner has, among other things, agreed (i) to standstill covenants and covenants restricting activities affecting the management and corporate control of Jones Lang LaSalle and (ii) to vote all shares of Common Stock owned by such JLW Shareholder and Related JLW Owner in favor of persons nominated by the Board and in accordance with the recommendation of the Board on stockholder proposals and matters involving a sale or merger of Jones Lang LaSalle which such board has recommended against approving.

     Each former LaSalle Partners employee stockholder who is a former partner of DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership, two affiliated employee partnerships which held approximately 7 million of Jones Lang LaSalle's shares, has entered into a stockholder agreement (a "DEL Stockholder Agreement") that contains all the stockholder covenants and voting provisions contained in the Stockholder Agreements.

     As a result of the Stockholder Agreements and DEL Stockholder Agreements, as long as persons who are parties or otherwise subject to such agreements own or control a majority of the issued and outstanding shares of Common Stock entitled to vote, all director nominees of the Board will be elected, all sale or merger transactions opposed by the Board will not be approved and all stockholder proposals will be decided in accordance with the Board's recommendation. Approximately 65% of the outstanding Common Stock is currently owned by persons who are bound by the Stockholder Agreements and the DEL Stockholder Agreements.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Six Directors, two of the Class I Directors and four of the Class III Directors, are to be elected at the Annual Meeting. Class I Directors will serve one-year terms until Jones Lang LaSalle's annual meeting of stockholders in 2001, and Class III Directors will serve three year terms until Jones Lang LaSalle's annual meeting of Stockholders in 2003, and in each case until their respective successors are elected and qualify, or until their earlier death, resignation, retirement, disqualification or removal.

     Pursuant to the purchase agreements relating to the acquisition of the JLW Companies (the "Purchase Agreements"), during the Transition Period, the Board will be composed of 14 directors. In connection with the Closing, seven of such directors (the "LaSalle Partners Directors") were designated by Jones Lang LaSalle and seven of such directors (the "JLW Directors") were designated by the JLW Companies. Four of the LaSalle Partners Directors (the "LaSalle Partners Employee Directors") were executive officers of Jones Lang LaSalle prior to the Closing and four of the JLW Directors (the "JLW Employee Directors") were executive officers of the JLW Companies prior to the Closing. The three remaining LaSalle Partners Directors (the "LaSalle Partners Independent Directors") and JLW Directors (the "JLW Independent Directors"), respectively, are required to be independent during the Transition Period. The LaSalle Partners Employee Directors are currently Mr. Stuart L. Scott, Mr. M.G. Rose and Mr. Earl E. Webb. Mr. Daniel W. Cummings, who had served as the fourth LaSalle Partners Employee Director, resigned from the Board on March 6, 2000. Ms. Lynn
C. Thurber has been nominated to stand for election as a Class III Director to replace Mr. Cummings as a LaSalle Partners Employee Director. Mr. Rose, whose term expires at the Annual Meeting, has been nominated to stand for election as a Class I Director. Mr. Darryl Hartley-Leonard, Mr. Thomas C. Theobald and Mr. John R. Walter are currently the LaSalle Partners Independent Directors. Mr. Theobald, whose term expires at the Annual Meeting, has been nominated to stand for election as a Class III Director. Mr. Christopher A. Peacock, Mr. Michael J. Smith, Mr. Peter H. T. Lee and Mr. Clive J. Pickford are currently the JLW Employee Directors. Mr. Michael J. Smith, whose term expires at the Annual Meeting, has been nominated to stand for election as a Class I Director. Mr. Peter H. T. Lee, whose term expires at the Annual Meeting, will not stand for reelection, and Mr. Christopher M. G. Brown has been nominated to stand for election as a Class III Director to replace Mr. Lee as a JLW Employee Director. Professor Henri-Claude de Bettignies, Mr. Derek A. Higgs and Dr. David K. P. Li are currently the JLW Independent Directors. Mr. Higgs, whose term expires at the Annual Meeting, has been nominated to stand for election as a Class III Director.

     During the Transition Period, the LaSalle Partners Employee Directors in office from time to time, together with two or more LaSalle Partners Independent Directors selected by such LaSalle Partners Employee Directors, will constitute a nominating committee (the "LaSalle Partners Nominating Committee") with the powers and duties delegated to such committee in the bylaws of Jones Lang LaSalle, as amended (the "Amended Bylaws"), and the JLW Employee Directors in office from time to time, together with two or more JLW Independent Directors selected by such JLW Employee Directors, will constitute a nominating committee (the "JLW Nominating Committee") with the powers and duties delegated to such committee in the Amended Bylaws. Except as otherwise set forth in the Amended Bylaws, the LaSalle Partners Nominating Committee and the JLW Nominating Committee (collectively, the "Nominating Committees") will exercise all power and authority of the Board with respect to the designation of persons as the nominees of the Board for election to, or designating persons to fill vacancies on, the Board. Any director elected by the Board to replace any JLW Director must be nominated by the JLW Nominating Committee, and any director elected by the Board to replace any LaSalle Partners Director must be nominated by the LaSalle Partners Nominating Committee.

     During the Transition Period, prior to each meeting of the stockholders of Jones Lang LaSalle at which the term of office of any LaSalle Partners Director is expiring or at which any replacement for a LaSalle Partners Director is to be elected, the LaSalle Partners Nominating Committee may designate a nominee for election to such position (which designee must be reasonably acceptable to the JLW Nominating Committee), and prior to each meeting of the stockholders of Jones Lang LaSalle at which the term of office of any JLW Director is expiring or at which any replacement for a JLW Director is to be elected, the JLW Nominating Committee may designate a nominee for election to such position (which designee must be reasonably acceptable to the LaSalle Partners Nominating Committee). At all times during the Transition Period, at least three LaSalle Partners Directors and at least three JLW Directors must be Independent Directors and at least one JLW Independent Director must have his primary place of business and residence outside the United Kingdom.

     Approximately 65% of the Common Stock issued and outstanding is presently held by persons who are bound by the Stockholder Agreements and DEL Stockholder Agreements. As long as holders of a majority of the issued and outstanding shares of Common Stock continue to be bound by such agreements, persons nominated by the Nominating Committees will be elected to the Board.

     Each valid proxy returned to Jones Lang LaSalle will be voted at the Annual Meeting for the six nominees listed below, unless the proxy specifies otherwise. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE SIX NOMINEES LISTED BELOW. Biographical information for each of the nominees is set forth under the caption "Management."

                                    Nominees

                        Class I (term expiring in 2001)

                                   M.G. Rose
                                Michael J. Smith

                       Class III (term expiring in 2003)

                            Christopher M. G. Brown
                                 Derek A. Higgs
                               Thomas C. Theobald
                                Lynn C. Thurber

     While the Board does not anticipate that any of the nominees will be unable to stand for election as a Director at the Annual Meeting, if that is the case, proxies will be voted in favor of such person or persons designated by the Board.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Jones Lang LaSalle's Articles of Incorporation, as amended, provide for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. The Board currently consists of three Class I Directors (Messrs. de Bettignies, Hartley-Leonard and Webb), five Class II Directors (Messrs. Scott, Peacock, Li, Pickford and Walter) and five Class III Directors (Messrs. Smith, Higgs, Lee, Rose and Theobald). The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor Directors at the annual meetings of stockholders held during the calendar years 2001, 2002 and 2003, respectively.

     The following table sets forth certain information with respect to the Directors who will continue to serve on the Board following the Annual Meeting, the Director nominees and the executive officers of Jones Lang LaSalle. Jones Lang LaSalle currently has a thirteen member Board, which includes six Directors who are not employed by Jones Lang LaSalle and its subsidiaries ("Non-Executive Directors"). The vacancy on the Board created by the March 6, 2000 resignation of Mr. Cummings will be filled at the Annual Meeting, and Jones Lang LaSalle will again have a fourteen member Board.

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Stuart L. Scott......................  61    Chairman of the Board of Directors, Chief Executive
                                             Officer and Director
Christopher A. Peacock...............  54    President, Deputy Chief Executive Officer, Chief
                                             Operating Officer and Director
Christopher M. G. Brown..............  53    Executive Chairman of Asia Pacific and Director Nominee
Clive J. Pickford....................  54    Chairman of Europe and Director
M.G. Rose............................  60    Vice Chairman and Director
Michael J. Smith.....................  59    Vice Chairman and Director
Lynn C. Thurber......................  52    Chief Executive Officer of LaSalle Investment Management
                                             and Director Nominee
Earl E. Webb.........................  43    Chief Executive Officer of the Americas and Director
Henri-Claude de Bettignies...........  61    Director
Darryl Hartley-Leonard...............  54    Director
Derek A. Higgs.......................  55    Director
David K.P. Li........................  61    Director
Thomas C. Theobald...................  62    Director
John R. Walter.......................  53    Director
Peter Barge..........................  49    Chairman and Chief Executive Officer of Jones Lang
                                             LaSalle Hotels
Gerard A. Kipling....................  47    Chief Executive Officer of Asia
John G. Minks........................  44    Chief Executive Officer of Global Client Services
Robert S. Orr........................  40    Chief Executive Officer of Europe
William E. Sullivan..................  45    Executive Vice President, Chief Financial Officer and
                                             Secretary
Craig R. C. Williams.................  36    Chief Executive Officer of Australasia
Nicholas J. Willmott.................  39    Senior Vice President and Global Controller

     The following is a biographical summary of the experience of the Directors who will continue to serve on the Board following the Annual Meeting, the Director Nominees and the executive officers of Jones Lang LaSalle.

     Stuart L. Scott. Mr. Scott has been Chairman of the Board of Directors, Chief Executive Officer and a Director of Jones Lang LaSalle since its incorporation in April 1997 and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Previously, he was Chief Executive Officer and Chairman of the Management Committee of LaSalle Partners Limited Partnership and LaSalle Partners Management Limited Partnership (the "Predecessor Partnerships") from December 1992 until 1997. Prior to December 1992, Mr. Scott was President of the Predecessor Partnerships for more than 15 years and Co-Chairman of the Management Committee from January 1990 to December 1992. Mr. Scott originally joined

Jones Lang LaSalle in 1973. He is a member of the boards of directors of Hartmarx Corporation, a clothing manufacturing company, and LaSalle Hotel Properties, a REIT which is advised by a subsidiary of Jones Lang LaSalle. He holds a B.A. from Hamilton College and a J.D. from Northwestern University.

     Christopher A. Peacock. Mr. Peacock has been the President, Deputy Chief Executive Officer, Chief Operating Officer, Chairman of Jones Lang LaSalle's Management Executive Committee and a Director of Jones Lang LaSalle since March 1999. Mr. Peacock was International Chief Executive Officer of the JLW Companies from September 1997 through March 1999, having previously been the European Chief Executive Officer since June 1996. From November 1992 to June 1996, Mr. Peacock served concurrently as Managing Partner for the Continent of Europe and as Chairman of Leasing and Agency in England. He became a member of the JLW Companies' Executive Board for the Continent of Europe in June 1985. Mr. Peacock originally joined JLW England as an employee in 1972 and was made a partner in 1974. Mr. Peacock is a Fellow of the Royal Institution of Chartered Surveyors. He was educated at Wellington College, Berkshire, England.

     Christopher M. G. Brown. Mr. Brown has been Executive Chairman of Asia Pacific since January 2000 when the Asia region, of which he had been Executive Chairman since March 1999, was combined with the Australasia region to form the Asia Pacific region. He has been a member of Jones Lang LaSalle's Management Executive Committee since March 1999. From 1995 to March 1999, Mr. Brown was Chairman of JLW Singapore. From January 1989 until May 1995, Mr. Brown was Executive Chairman of JLW Australia and Chairman of JLW Pacific Region. Mr. Brown joined the JLW Companies in 1969 in the Sydney office. He held a number of positions with the JLW Companies in Australia and Asia. Mr. Brown's tertiary education was undertaken in England; he is a Fellow of the Royal Institution of Chartered Surveyors and a Fellow of the Society of Land Economists.

     Clive J. Pickford. Mr. Pickford has been Chairman of Europe and a Director of Jones Lang LaSalle since March 1999. Previously, Mr. Pickford was Chairman of JLW England and European Chairman of the JLW Companies from January 1991 to March 1999 and from January 1993 to March 1999, respectively. He joined JLW England as an employee in 1963. In addition, he has served as Chairman of the JLW Companies' European Retail Division since January 1998. From January 1994 to December 1997, Mr. Pickford was Chairman of the JLW Companies' European Hotels Division. Mr. Pickford is a Fellow of the Royal Institution of Chartered Surveyors.

     M.G. Rose. Mr. Rose has been a Vice Chairman of Jones Lang LaSalle since March 2000 and a Director of Jones Lang LaSalle since its incorporation. Mr. Rose was Chief Executive Officer of Global Services Management and a member of Jones Lang LaSalle's Management Executive Committee from March 1999 until February 2000. He was President, Tenant Representation Division of LaSalle Partners Corporate & Financial Services, Inc., an operating subsidiary of Jones Lang LaSalle, from April 1997 until March 1999. Mr. Rose was a Managing Director and President of the Tenant Representation Group of the Predecessor Partnerships beginning in September 1983. He originally joined Jones Lang LaSalle in 1978. Mr. Rose holds a mechanical engineering degree from the University of Cincinnati.

     Michael J. Smith. Mr. Smith has been a Vice Chairman since March 2000 and a Director of Jones Lang LaSalle since March 1999. He served as Deputy Chairman from March 1999 through February 2000. Mr. Smith was the International Chairman of the JLW Companies from October 1997 through March 1999. From May 1995 to October 1997, Mr. Smith was Chairman and Chief Executive Officer of the JLW Companies in Australasia and Joint Chairman of the JLW Companies in the Asia Pacific region. He became a member of the Executive Board of the JLW Companies in Australasia in 1990 and served as Chairman of JLW Advisory Services Pty Ltd. from January 1994 to May 1995. From January 1990 to December 1994, Mr. Smith was Joint Managing Director of the JLW Company in Victoria, Australia. He is a Fellow of the Australian Property Institute and of the Australian Institute of Company Directors.

     Lynn C. Thurber. Ms. Thurber has been the Chief Executive Officer of LaSalle Investment Management, Jones Lang LaSalle's investment management business, since March 2000, and from March 1999 until March 2000 she was the Co-Chief Executive Officer of LaSalle Investment Management. She has been a member of Jones Lang LaSalle's Management Executive Committee since March 1999 and was a Director of

Jones Lang LaSalle from its incorporation until March 1999. From April 1997 until March 1999, she was Co-President of LaSalle Advisors Capital Management, Inc. (now known as LaSalle Investment Management, Inc.), an operating subsidiary of Jones Lang LaSalle. Ms. Thurber was a Managing Director and Co-President of LaSalle Advisors Limited Partnership, a subsidiary of one of the Predecessor Partnerships, from November 1994 until 1997. Ms. Thurber was Chief Executive Officer of Alex. Brown Kleinwort Benson Realty Advisors Corporation ("ABKB") from May 1993 to November 1994, at which time its assets were acquired by Jones Lang LaSalle. From July 1992 to May 1993, Ms. Thurber served as Chief Operating Officer and Director of Acquisitions of ABKB. Prior to that time, Ms. Thurber was a Principal at Morgan Stanley & Co. Incorporated. She holds an A.B. from Wellesley College and an M.B.A. from Harvard University.

     Earl E. Webb. Mr. Webb has been Chief Executive Officer of the Americas and a Director of Jones Lang LaSalle since May 1999. He has been a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Mr. Webb was Co-Chief Executive Officer of the Americas from March 1999 until May 1999. Mr. Webb also served as a Director of Jones Lang LaSalle from its incorporation until March 1999. From April 1997 until March 1999, he was Managing Director, Investment Banking Division of LaSalle Partners Corporate & Financial Services, Inc., an operating subsidiary of Jones Lang LaSalle. Mr. Webb was Managing Director of the Investment Banking Division of the Predecessor Partnerships from January 1995 until 1997. From January 1992 to January 1995, Mr. Webb was a Senior Vice President of the Predecessor Partnerships. Mr. Webb originally joined Jones Lang LaSalle in 1985. Mr. Webb is a director of Players International Inc., a multi-jurisdictional gaming company. He holds a B.S. from the University of Virginia and an M.M. from Northwestern University.

     Henri-Claude de Bettignies. Professor de Bettignies has been a Director of Jones Lang LaSalle since March 1999. Professor de Bettignies joined the European Institute of Business Administration, Fontainebleau, France ("INSEAD") in 1967 as an Assistant Professor and became a Full Professor in 1975. Since 1988, he has held a joint professorship at the Stanford University Graduate School of Business. Professor de Bettignies started and developed INSEAD's activities in Japan and the Asia Pacific region which led to the creation in 1980 of the Euro-Asia Centre, of which he was the Director General until 1988. At INSEAD and Stanford, he teaches courses on international management, ethics and Japan and the Asia Pacific region. He has created and directs several executive programs organized in Asia and Europe, including AVIRA, a program for CEOs held in Europe, the United States and Asia. He serves as a consultant to a number of major organizations and has published five books and over 50 articles in business and professional journals. Professor de Bettignies was educated at the Sorbonne (Licence es Lettres), the Catholic University of Paris (EPP) and the Harvard Business School (ITP).

     Darryl Hartley-Leonard. Mr. Hartley-Leonard has been a Director of Jones Lang LaSalle since the closing of the initial public offering in July 1997. He is Chairman and Chief Executive Officer of PGI, an event production agency, Chairman and Partner of Metropolitan Hotel Corporation, a hotel company in the long-term stay/suite hotel business directed at the upscale market, and a founding partner of H-LK Partners, a hotel development and management company. Mr. Hartley-Leonard retired as Chairman of the Board of Hyatt Hotels Corporation ("Hyatt") after a 32 year career with Hyatt and its diversified affiliates. From 1994 to 1996, he served as Chairman of the Board of Directors of Hyatt, and from 1986 to 1994, he served as Chief Executive Officer/Chief Operating Officer of Hyatt. Mr. Hartley-Leonard also serves on the boards of directors of LaSalle Hotel Properties, a REIT advised by a subsidiary of Jones Lang LaSalle, Brookdale Living Communities, Inc., a provider of senior and assisted living services, and The United States Committee for UNICEF. Mr. Hartley-Leonard holds a B.A. from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

     Derek A. Higgs. Mr. Higgs has been a Director of Jones Lang LaSalle since March 1999. Mr. Higgs has been Chairman of Prudential Portfolio Managers Limited and a Director of Prudential plc since January 1996. He was employed by S.G. Warburg & Co. Ltd. from 1972 until 1996, serving as a Director beginning in 1979, Head of Global Corporate Finance beginning in 1986 and Chairman beginning in 1994. Mr. Higgs is a member of the Financial Reporting Council of the UK, Deputy Chairman of the Fund Managers Association and a Trustee of The Architecture Foundation. He is a Chartered Accountant and holds a Bachelor of Arts degree from the University of Bristol.

     David K.P. Li. Dr. Li has been a Director of Jones Lang LaSalle since March 1999. Dr. Li is the Chairman and Chief Executive Officer of The Bank of East Asia, Limited, a bank headquartered in Hong Kong. Dr. Li joined The Bank of East Asia, Limited in 1969 and was elected Chief Executive Officer in 1981, Deputy Chairman in 1995 and Chairman in 1997. He is a director of The Bank of East Asia, Limited, Dow Jones & Company, Inc., Campbell Soup Company, Cable and Wireless HKT Limited, The Hong Kong & China Gas Company Limited, Sime Darby Berhad, South China Morning Post (Holdings) Limited and Atlas Air, Inc. Dr. Li holds an M.A. in Economics and Law and an honorary degree of Doctor of Law from The University of Cambridge.

     Thomas C. Theobald. Mr. Theobald has been a Director of Jones Lang LaSalle since the closing of the initial public offering in July 1997. Mr. Theobald has served as a Managing Director at William Blair Capital Partners since September 1994. From July 1987 to August 1994, Mr. Theobald was Chairman of Continental Bank Corporation. He currently serves on the boards of directors of Xerox Corporation, a manufacturer of document processing products and systems, Anixter International, a supplier of electrical apparatus and equipment, Stein Roe Funds, a mutual fund group, LaSalle U.S. Realty Income & Growth Fund, Inc., a REIT advised by a subsidiary of Jones Lang LaSalle, the MONY Group, a life insurance company, Auditforce, Inc., a financial consultant, and the MacArthur Foundation. Mr. Theobald holds an A.B. from the College of the Holy Cross and an M.B.A. from Harvard University.

     John R. Walter. Mr. Walter has been a Director of Jones Lang LaSalle since September 1997. Mr. Walter has been the Chairman of the Board of Manpower, Inc. since May 1999 and is the retired President and Chief Operating Officer of AT&T Corporation (November 1996 through July 1997). Prior thereto, Mr. Walter worked for R.R. Donnelley & Sons Company for 27 years, serving as Chairman and Chief Executive Officer from 1989 to October 1996 and as President from 1987 to 1991. He serves as a director of Abbott Laboratories, Celestica, Inc., Manpower, Inc. and Deere & Company. Mr. Walter is a member of the International Advisory Council, Singapore Economic Development Board, and a trustee of the Chicago Symphony Orchestra and Northwestern University. He holds a B.S. from Miami University of Ohio.

     Peter Barge. Mr. Barge has been Chief Executive Officer of Jones Lang LaSalle Hotels and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Previously, Mr. Barge was Chief Executive Officer of JLW TransAct, the JLW Companies' hotel business. Before the investment by the JLW Companies in TransAct Hotel & Tourism Property Limited, Mr. Barge held various positions with that company. Prior thereto, Mr. Barge served as "Lecturer in Charge" of all hotel and tourism programs at Australia's pre-eminent school of Food and Hotel Administration in Adelaide, South Australia and worked in hotel management and tourism consulting.

     Gerard A. Kipling. Mr. Kipling has been Chief Executive Officer of Asia and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Previously, he served on the International Board of the JLW Companies and was Managing Director of Hong Kong and Chairman of the Professional Services division. Mr. Kipling joined the JLW Companies in 1978 and held a number of positions with them in London and Asia. Prior to that time, he worked for the Greater London Council.

     John G. Minks. Mr. Minks has been Chief Executive Officer of Global Client Services and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Previously, he was a Managing Director and head of the Client Services Group of Jones Lang LaSalle since its incorporation and of the Predecessor Partnerships since April 1996 and, prior to that, was a Vice President in the Client Services Group. Prior to joining Jones Lang LaSalle in 1992, Mr. Minks was a Vice President of Smith Barney's Corporate Finance Group. Before that, he was a Manager at Touche Ross Management Consulting. Mr. Minks holds a B.A. in economics from Stanford University and an M.B.A. from the University of California at Los Angeles.

     Robert S. Orr. Mr. Orr has been Chief Executive Officer of Europe and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. From January 1998 to March 1999, Mr. Orr was European Chief Executive of the JLW Companies. From 1991 to 1998, he served as Country Manager for JLW Germany. Mr. Orr joined the JLW Companies in 1980 and held a number of positions with them in Europe.

     William E. Sullivan. Mr. Sullivan has been Executive Vice President, Chief Financial Officer and Secretary of Jones Lang LaSalle since its incorporation and a member of Jones Lang LaSalle's Management Executive Committee since March 1999. Mr. Sullivan served as a Director of Jones Lang LaSalle from its incorporation until March 1999. He was Executive Vice President and Chief Financial Officer of the Predecessor Partnerships beginning in February 1997. From September 1995 to February 1997, Mr. Sullivan was a Managing Director of the Special Projects Group of the Predecessor Partnerships. From January 1992 to September 1995, Mr. Sullivan was a Senior Vice President of the Special Projects Group. Mr. Sullivan originally joined Jones Lang LaSalle in 1984. He holds a B.S.B.A. from Georgetown University and an M.M. from Northwestern University.

     Craig R. C. Williams. Mr. Williams has been Chief Executive Officer of Australasia and a member of Jones Lang LaSalle's Management Executive Committee since January 2000. He served as Managing Director of the New South Wales (Australia) business of the JLW Companies from April 1997 to March 1999 and continued in that same position with Jones Lang LaSalle from March 1999 to December 1999. From July 1993 to March 1997, Mr. Williams served as Managing Director of the JLW Companies' business in Indonesia. He joined the JLW Companies in 1985 and held a number of positions in Australia and Indonesia. He holds an Associate Diploma in Valuation and an Advanced Certificate in Real Estate and Auctioneering from Sydney Technical College.

     Nicholas J. Willmott. Mr. Willmott has been Senior Vice President and Global Controller of Jones Lang LaSalle since December 1999. Prior to joining Jones Lang LaSalle, he worked for Pepsi-Cola International, the international beverages division of PepsiCo, Inc., serving as Assistant Controller, International Field Support from January 1997 to December 1999, Division Controller, Europe Beverages Division from July 1995 to December 1996 and Field Services Manager, Eastern Europe from October 1993 to June 1995. From 1982 to 1993, Mr. Willmott worked for the accounting firm of Price Waterhouse, first in England for six years and then in the United States for five years. He holds a B.A. in accounting and financial management from the University of Sheffield and is a Chartered Accountant in the United Kingdom.

     Executive Officers. The Purchase Agreements and the Amended Bylaws provide that through March 11, 2001, or until earlier removal, disqualification, resignation, retirement, death or incapacity, (i) Mr. Stuart L. Scott will hold the position of Chairman of the Board and Chief Executive Officer of Jones Lang LaSalle and (ii) Mr. Christopher A. Peacock will hold the position of President, Deputy Chief Executive Officer and Chief Operating Officer of Jones Lang LaSalle. If at any time during the Transition Period, the position of Chairman of the Board and Chief Executive Officer of Jones Lang LaSalle or President, Deputy Chief Executive Officer and Chief Operating Officer of Jones Lang LaSalle becomes vacant, such vacancy will be filled by a majority vote of the entire Board. Through March 11, 2001, the Chairman of the Board and Chief Executive Officer of Jones Lang LaSalle and President, Deputy Chief Executive Officer and Chief Operating Officer of Jones Lang LaSalle must be selected from the employees of Jones Lang LaSalle prior to the Closing (a "LaSalle Partners Employee") and the employees of the JLW Companies prior to the Closing (a "JLW Employee"). During such period, (i) if the office of the Chairman and Chief Executive Officer of Jones Lang LaSalle is held by a LaSalle Partners Employee, then the office of President, Deputy Chief Executive Officer and Chief Operating Officer of Jones Lang LaSalle must be held by a JLW Employee and (ii) if the office of Chairman of the Board and Chief Executive Officer of Jones Lang LaSalle is held by a JLW Employee, then the office of President, Deputy Chief Executive Officer and Chief Operating Officer of Jones Lang LaSalle must be held by a LaSalle Partners Employee.

     The Chairman of the Board and Chief Executive Officer, and the President, Deputy Chief Executive, Officer and Chief Operating Officer of Jones Lang LaSalle may be removed from office only by a majority vote of the entire Board, and neither Mr. Scott nor Mr. Peacock may be removed from such respective positions with or without cause, prior to March 11, 2001, unless such removal is approved by at least two-thirds of the entire Board.

     During the Transition Period, the affirmative vote of at least 75% of the entire Board will be required to alter or amend, or adopt any provision inconsistent with, or repeal, in whole or in part, the articles of the Amended Bylaws containing the foregoing provisions.

BOARD COMMITTEES AND MEETINGS

     In addition to the Nominating Committees, Jones Lang LaSalle has standing Audit and Compensation Committees of the Board. During the Transition Period, each standing committee of the Board will have an equal number of LaSalle Partners Directors (who will be selected by the LaSalle Partners Nominating Committee) and JLW Directors (who will be selected by the JLW Nominating Committee), unless otherwise determined by the affirmative vote of at least 75% of the entire Board.

     Audit Committee. The Board has established an Audit Committee. Each member of the Audit Committee is required to be independent of management of Jones Lang LaSalle and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment. Messrs. Hartley-Leonard and Walter served as members of the Audit Committee during the entire year of 1999, and Messrs. de Bettignies and Higgs joined the Audit Committee in March 1999. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, including consideration of the range of audit and non-audit fees paid to the independent public accountants, and reviews the adequacy of Jones Lang LaSalle's internal accounting controls. The Audit Committee met three times in 1999.

     Compensation Committee. The Board has established a Compensation Committee. Messrs. Theobald and Walter served as members of the Compensation Committee during the entire year of 1999, and Messrs. de Bettignies and Higgs joined the Compensation Committee in March 1999. The composition of the Compensation Committee must satisfy the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee reviews and approves the compensation of Jones Lang LaSalle's executive officers, administers Jones Lang LaSalle's 1997 Stock Award and Incentive Plan, Employee Stock Purchase Plan and Partial Bonus in Shares Program and oversees Jones Lang LaSalle's compensation programs generally. See "Executive Compensation" below. The Executive Compensation Committee met five times in 1999.

     Nominating Committees. In addition to the duties described under the caption "Election of Directors" and other duties contained in the Amended Bylaws, during the Transition Period, if any LaSalle Partners Director is removed from the Board, becomes disqualified, resigns, retires, dies or otherwise cannot continue to serve as a member of the Board, the LaSalle Partners Nominating Committee will have the exclusive power to designate a person to fill such vacancy, and if any JLW Director is removed from the Board, becomes disqualified, resigns, retires, dies or otherwise cannot continue to serve as a member of the Board, the JLW Nominating Committee will have the exclusive authority on behalf of the entire Board to appoint a designee to fill such vacancy, in each case subject to the approval of a majority of the Directors then remaining in office. During 1999, the Nominating Committee took actions by written consent and at Board meetings.

     Five meetings of the full Board were held in 1999. Each Director who held such position in 1999 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such Director served (during the period that he served), except that Mr. de Bettignies did not attend one of two Audit Committee meetings, one of three Compensation Committee meetings and one of three Board meetings held during the period he served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation of Mr. Stuart L. Scott and the other four most highly compensated executive officers of Jones Lang LaSalle (the "Named Executive Officers") during 1999. The table includes compensation from all sources for services rendered to Jones Lang LaSalle and its subsidiaries during 1999, 1998 and 1997.

                         SUMMARY COMPENSATION TABLE(1)

                                                 ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                          ---------------------------------   -----------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                    OTHER     -------------------------   -------      ALL
                                                                   ANNUAL      RESTRICTED    SECURITIES               OTHER
                                                                  COMPENSA-      STOCK       UNDERLYING    LTIP     COMPENSA-
NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS(2)     TION(3)    AWARD(S)(2)     OPTIONS     PAYOUTS    TION(4)
---------------------------        ----   --------   ----------   ---------   ------------   ----------   -------   ---------
Stuart L. Scott..................  1999   $440,000   $  198,000         --      $ 79,199       10,000       --      $351,987
  Chairman of the Board of
  Directors                        1998   $360,000   $1,140,000         --            --           --       --      $245,181
  and Chief Executive Officer      1997   $336,000   $  754,589    $11,854            --       75,000       --      $  2,675
Christopher A. Peacock...........  1999   $400,000   $  180,000         --      $ 72,004           --       --      $ 24,903
  President, Deputy Chief
  Executive Officer and Chief
  Operating Officer
Robert S. Orr....................  1999   $243,000   $  270,122         --      $108,046           --       --      $ 16,722
  Chief Executive Officer of
  Europe
Daniel W. Cummings...............  1999   $300,000   $  225,750         --      $ 90,296       10,000       --      $394,504
  Co-Chief Executive Officer of    1998   $260,000   $  540,000         --            --           --       --      $  2,793
  LaSalle Investment Management    1997   $260,000   $  584,516    $ 8,862            --       37,500       --      $  2,675
  (resigned in March 2000)
Lynn C. Thurber..................  1999   $300,000   $  225,750         --      $ 90,296       10,000       --      $  2,790
  Chief Executive Officer of       1998   $260,000   $  540,000         --            --           --       --      $  2,763
  LaSalle Investment Management    1997   $260,000   $  584,516    $ 9,742            --       37,500       --      $  2,675

------------

(1) The 1997 compensation for Messrs. Scott and Cummings and Ms. Thurber includes compensation paid by the Predecessor Partnerships for the period preceding the closing of the initial public offering on July 22, 1997. The 1999 compensation for Messrs. Peacock and Orr includes compensation paid by the JLW Companies for the period preceding the closing of the LaSalle/Jones Lang Wootton transaction on March 11, 1999. Messrs. Peacock and Orr became executive officers on March 11, 1999, and prior to that date were not employed by Jones Lang LaSalle.

(2) The Named Executive Officers, along with certain other officers, received a portion of their 1999 bonuses in the form of deferred shares under the Partial Bonus in Shares Program as described below under the caption "Partial Bonus in Shares Program." The portion of the bonus paid in deferred shares under the Partial Bonus in Shares Program is not included in the dollar value under Bonus, and the value (based upon the January 3, 2000 closing price upon which the number of deferred shares to be awarded was based) of deferred shares received is listed under Restricted Stock Award(s). The number of deferred shares received by each of the named executive officers is as follows: 7,001 shares for Mr. Scott, 6,365 shares for Mr. Peacock, 9,551 shares for Mr. Orr and 7,982 shares for each of Mr. Cummings and Ms. Thurber. The Partial Bonus in Shares Program replaced the program pursuant to which certain employees, including Mr. Scott, had a portion of their bonuses credited to accounts under the Stock Compensation Program for investment in Jones Lang LaSalle shares.

(3) The amounts in this column with respect to 1997 reflect "tax gross up" payments made with respect to certain compensation.

(4) The amounts in this column with respect to 1999 reflect premiums paid on life insurance policies ($390 for Mr. Scott, Mr. Cummings and Ms. Thurber and $360 for Mr. Peacock and Mr. Orr), expatriate expenses and reimbursements ($349,197 for Mr. Scott and $391,714 for Mr. Cummings), contributions by Jones Lang LaSalle to the retirement plan (the "Retirement Plan") qualified under Section 401(k) of the United States Internal Revenue Code ($2,400 for Mr. Scott, Mr. Cummings and Ms. Thurber) and pension allowances ($24,543 for Mr. Peacock and $16,362 for Mr. Orr). The amounts in this column with respect to 1998 reflect premiums paid on life insurance policies ($393 for Mr. Cummings and $363 for Mr. Scott and Ms. Thurber), expatriate expenses and reimbursements ($242,418 for Mr. Scott) and contributions by Jones Lang LaSalle to the Retirement Plan ($2,400 for Mr. Scott, Mr. Cummings and Ms. Thurber). The amounts in this column with respect to 1997 reflect premiums paid on life insurance policies ($300 for Mr. Scott, Mr. Cummings and Ms. Thurber) and contributions by Jones Lang LaSalle to the Retirement Plan ($2,375 for Mr. Scott, Mr. Cummings and Ms. Thurber). Amounts in this column do not reflect payments which may be made on behalf of Mr. Scott or Mr. Cummings under the tax equalization program pursuant to which Jones Lang LaSalle assures that they will pay no more or less income tax than they would have paid had they continued to have their primary office in the United States.

OPTION GRANTS

     The following table sets forth certain information with respect to Options granted under the 1997 Stock Award and Incentive Plan, as amended (the "1997 Stock Incentive Plan), to each of the Named Executive Officers who received a grant of Options during 1999.

                             OPTION GRANTS IN 1999

                                                INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                --------------------------------------------------   VALUE AT ASSUMED ANNUAL
                                NUMBER OF     PERCENT OF                              RATES OF STOCK PRICE
                                SECURITIES   TOTAL OPTIONS                              APPRECIATION FOR
                                UNDERLYING    GRANTED TO                                 OPTION TERM(3)
                                 OPTIONS     EMPLOYEES IN    EXERCISE   EXPIRATION   -----------------------
NAME                            GRANTED(1)    FISCAL YEAR     PRICE      DATE(2)         5%          10%
----                            ----------   -------------   --------   ----------   ----------   ----------
Stuart L. Scott...............    10,000         1.01%        $33.50     1/21/06      $136,379     $317,820
Daniel W. Cummings............    10,000         1.01%        $33.50     1/21/06      $136,379     $317,820
Lynn C. Thurber...............    10,000         1.01%        $33.50     1/21/06      $136,379     $317,820

------------

(1) These Options vest with respect to one-third of the shares on each of the first three anniversary dates of the date of grant (January 21, 1999). These options vest immediately upon the death of the grantee.

(2) These options expire 90 days after the termination of the grantee's employment with Jones Lang LaSalle and its subsidiaries for any reason other than retirement, permanent total disability or death.

(3) The values in these columns are based upon calculations assuming the 5% and 10% annual stock price appreciation rate specified by the Securities and Exchange Commission. These assumed rates are not intended to forecast future price appreciation of the Common Stock. Actual gains, if any, on stock option exercises are dependent upon the future market performance of the Common Stock and the date on which the options are exercised.

AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning exercises of options during 1999, and the year-end value of options owned, by each of the Named Executive Officers.

                    AGGREGATED OPTION EXERCISES IN 1999 AND
                             YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                                       UNDERLYING UNEXERCISED         THE-MONEY OPTIONS AT
                              SHARES                 OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                             ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                        ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
Stuart L. Scott...........       0           0         56,250         28,750           $0             $0
Christopher A. Peacock....       0           0              0              0           $0             $0
Robert S. Orr.............       0           0              0              0           $0             $0
Daniel W. Cummings........       0           0         28,125         19,375           $0             $0
Lynn C. Thurber...........       0           0         28,125         19,375           $0             $0

------------

(1) The price of the Common Stock at the close of trading on the New York Stock Exchange on December 31, 1999 was $11.875 per share.

INCENTIVE COMPENSATION

     Professional and management employees, including executive officers, receive a portion of their annual compensation in the form of incentive compensation (i.e., a bonus). Such employees are assigned a target bonus, the payment of which is based upon an evaluation of performance against specific objective and subjective standards which vary from employee to employee. Performance against these standards may lead to receiving more than, or less than, the target bonus. Additionally, bonus payments may vary in a year when Jones Lang LaSalle's results are above or below the year's business plan. Certain persons previously employed by JLW Companies were not assigned target bonuses for 1999; however, they will be assigned target bonuses for future years. Further information regarding the executive officers' bonuses is set forth below under the caption "Compensation Committee Report on Executive Compensation."

1997 STOCK AWARD AND INCENTIVE PLAN

     The 1997 Stock Incentive Plan provides for the grant of various types of stock-based compensation to eligible participants. The purpose of the 1997 Stock Incentive Plan is to promote the success of Jones Lang LaSalle's business in the best interests of its stockholders by providing incentives to those individuals who are or will be responsible for such success.

     The 1997 Stock Incentive Plan is designed to comply with the requirements of Regulation G (12 C.F.R. sec.207), the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 of the Exchange Act. The summary that follows is qualified in its entirety by reference to the actual terms of the 1997 Stock Incentive Plan.

     The 1997 Stock Incentive Plan provides for the granting of stock options ("Options"), including "incentive stock options" ("ISOs") within the meaning of
Section 422 of the Code and nonqualified stock options. Options granted under the 1997 Stock Incentive Plan may be accompanied by stock appreciation rights or limited stock appreciation rights, or both ("Rights"). Rights may also be granted independently of Options. The 1997 Stock Incentive Plan also provides for the granting of restricted stock and restricted stock units ("Restricted Awards"), dividend equivalents, performance shares and other stock- and cash-based awards. Pursuant to the 1997 Stock Incentive Plan, certain Options have been and will be granted to Non-Executive Directors, as more fully described below under the caption "Director Compensation." The 1997 Stock Incentive Plan also permits the plan's administrator to make loans to participants in connection with the grant of awards, on terms and conditions determined solely by the Plan Administrator. Each award is evidenced by an agreement (an "Award Agreement") setting forth the terms and conditions applicable thereto. Certain officers received a portion of their 1999 bonuses in PB-S Shares (as described below under the caption "Partial Bonus in Shares Program").

     The 1997 Stock Incentive Plan is administered by the Compensation Committee of the Board (sometimes referred to herein as the "Plan Administrator"). Subject to the terms of the 1997 Stock Incentive Plan, the Plan Administrator has the right to grant awards to eligible recipients and to determine the terms and conditions of Award Agreements, including the vesting schedule and exercise price of such awards. The plan provides that, unless otherwise determined by the Plan Administrator, in the event of a change in control of Jones Lang LaSalle (as defined in the 1997 Stock Incentive Plan) awards under the plan will, among other things, become fully vested and valued as provided in the plan.

     On March 11, 1999, the number of shares reserved for issuance under the 1997 Stock Incentive Plan was increased from 2,215,000 to 4,160,000. These shares may be authorized but unissued shares of Common Stock or shares which have been or may be reacquired by Jones Lang LaSalle in the open market, in private transactions or otherwise.

     Discretionary grants of awards under the 1997 Stock Incentive Plan may be made to any Director (including Non-Executive Directors), employee or any independent contractor of Jones Lang LaSalle or its direct and indirect subsidiaries and affiliates who is determined by the Plan Administrator to be eligible for participation in the plan. ISOs, however, may only be granted to employees of Jones Lang LaSalle and its subsidiaries.

     Options vest and become exercisable over the exercise period, at such times and upon such conditions, including amount and manner of payment of the exercise price, as the Plan Administrator determines and sets forth in the Award Agreement. The Plan Administrator may accelerate the exercisability of any outstanding Option at such time and under such circumstances as it deems appropriate. Options that are not exercised within 10 years (or such shorter term as the Plan administrator may determine) from the date of grant, however, will expire without value. Options are exercisable during the optionee's lifetime only by the optionee. The Award Agreements contain provisions regarding the exercise of Options following termination of employment with or service to Jones Lang LaSalle, including terminations due to the death, disability or retirement of an award recipient.

     The Named Executive Officers received Options in 1999 as described above under the caption "Option Grants." Jones Lang LaSalle's Non-Executive Directors received Options in 1999 as described below under the caption "Director Compensation."

EMPLOYEE STOCK PURCHASE PLAN

     A description of Jones Lang LaSalle's Employee Stock Purchase Plan is set forth below under the caption "Proposal 2 -- Approval of Amendment to the Employee Stock Purchase Plan."

PARTIAL BONUS IN SHARES PROGRAM

     The Board of Directors have approved the implementation of a new Partial Bonus in Shares Program (the "PB-S Program"), which became effective with respect to 1999 bonuses. This new program replaced the program pursuant to which certain employees had a portion of their bonuses credited to accounts under the Stock Compensation Program for investment in Jones Lang LaSalle shares. The purpose of the PB-S Program is to link the interests of the Senior Executives to those of the shareholders.

     Under the PB-S Program, executive officers, and other key officers, received 25% of their 1999 bonuses in deferred shares ("PB-S Shares"). In future years, the PB-S Program is expected to be expanded to include a larger group of officers, and the amount of bonus paid in PB-S Shares may vary with the level of the participant. Jones Lang LaSalle added an uplift of 20% to the portion of the 1999 bonuses paid in PB-S Shares. In future years the uplift will be 15%. The PB-S Shares will vest and be issued on the following schedule: 50% of the PB-S Shares will vest and be issued eighteen months after the end of the year to which the bonus is attributable (i.e., July 1, 2001 with respect to 1999 bonuses), and the remaining 50% will vest and be issued thirty months after such year (i.e., July 1, 2002 with respect to 1999 bonuses). Jones Lang LaSalle, in its discretion, may pay employees cash in the amount of the fair market value of PB-S Shares that vest rather than issue shares to them. Dividends paid with respect to PB-S Shares prior to vesting are reinvested in further PB-S Shares having the same vesting date, and a participant will also receive further PB-S shares in the case of a stock split or stock dividend. A participant who is terminated for cause (as defined in the Stock Compensation Program) or who voluntarily resigns his employment will forfeit any PB-S Shares which have not vested. If a participant's employment terminates by reason of death, disability or special circumstances (as defined by the plan administrator), PB-S Shares will continue to vest on their normal schedule; however, in such cases the plan administrator can choose to accelerate vesting. PB-S Shares vest immediately upon an employee's retirement.

     In order to implement the PB-S Plan, the Board of Directors approved an amendment to Jones Lang LaSalle's Stock Compensation Program and made awards under that program and the 1997 Stock Incentive Plan. Executive officers received awards under the Stock Compensation Program, as amended, and other officers received awards under the 1997 Stock Incentive Plan. The terms of the awards under the PB-S Program were identical regardless of which plan they were made under. This summary of the PB-S Program is qualified in its entirety by reference to the actual terms of the Stock Compensation Program, as amended.

EMPLOYMENT AGREEMENTS

     Messrs. Peacock and Orr are parties to Senior Executive Service Agreements (the "Employment Agreements") providing terms of their employment with Jones Lang LaSalle. The Employment Agreements are in a form used with other senior executives employed in the United Kingdom. The Employment Agreements provide for minimum levels of base salary (L200,00 for Mr. Peacock and L150,000 for Mr.
Orr), participation in bonus arrangements established by Jones Lang LaSalle and certain other benefits. They require Messrs. Peacock and Orr to dedicate their whole time and attention to their work with Jones Lang LaSalle and prohibit them from having any other employment. Additionally, they provide for certain restrictions on their business activities following termination of employment. The Employment Agreement may be terminated by Jones Lang LaSalle on twelve months notice and by the covered executive on six months notice. If Jones Lang LaSalle terminates a covered executive's employment other than for reasons specified in the Employment Agreements, the covered executive would be entitled to twelve months of salary and the value of other benefits provided for in the Employment Agreements.

SEVERANCE PAY PLAN

     Jones Lang LaSalle has a Severance Pay Plan for full time employees, including executive officers, employed in the United States. In order to be eligible to receive payments under the Severance Pay Plan, an employee must be involuntarily terminated from employment due to a permanent reduction in work force, job elimination or the permanent shutdown of a facility, department or subdivision. Employees entitled to benefits receive a base severance payment equal to one-half month of the participant's base pay (not including target bonus) in effect at the time of the termination of employment ("Base Pay"). Additionally, an employee may receive enhanced severance pay, as well as a prorated target bonus for the year of the termination and certain other benefits, to the extent the employee executes a Severance Agreement and General Release in favor of Jones Lang LaSalle. Enhanced severance payments are a multiple of Base Pay, with multiples varying with the employee's level of target compensation and length of service with Jones Lang LaSalle. The enhanced severance payment for an employee with target compensation (including target bonus) in excess of $400,000 and who has been employed by Jones Lang LaSalle for at least one year is equal to twelve months of Base Pay plus one month of Base Pay for each full year of continuous service in excess of 12 years, with the maximum enhanced severance payment being 24 months of Base Pay.

     Jones Lang LaSalle is obligated to make statutory payments to employees, including executive officers, employed in the United Kingdom who are terminated for reasons of redundancy. For an executive officer who is made redundant, the required payment would be calculated according to a formula, set by the United Kingdom government, based on age and length of service. In addition, the payments provided for in the executive officer's contract of employment (including the Employment Agreements described above under the caption "Employment Agreements") would be made.

DIRECTOR COMPENSATION

     On March 11, 1998, in connection with the closing of the LaSalle/Jones Lang Wootton transaction, the annual retainer for Non-Executive Directors was increased from $25,000 to $40,000. In 1999, each Non-Executive Director also received $1,000 for attendance at each meeting ($500 for special telephonic meetings) of the Board, the Audit Committee or the Compensation Committee. Directors who are also officers or employees of Jones Lang LaSalle are not paid any Directors' fees. Jones Lang LaSalle reimburses all Directors for expenses incurred in attending meetings.

     In connection with the initial public offering, each Non-Executive Director who became a Director upon the closing of the initial public offering received an initial grant of options to purchase 5,000 shares of Common Stock at an exercise price of $23.00 per share, the initial public offering price. Each Non-Executive Director elected to the Board for the first time thereafter has received or will receive upon such election an initial grant of options to purchase 5,000 shares of Common Stock at fair market value on the date of grant. In addition, each Non-Executive Director receives an annual grant of options to purchase 1,000 shares on the date of each annual stockholders meeting after which the Non-Executive Director continues in office. All of the foregoing options have a 10 year term and vest over a 5 year period, with 20% becoming vested on each anniversary of the date of grant. The foregoing grants of options are made automatically under the 1997 Stock Incentive Plan. Each Non-Executive Director may also elect, under the terms of the 1997 Stock Incentive Plan, to receive, in lieu of the annual cash retainer, an option for a number of shares such that the value of the option is equal to the amount of the annual retainer. The 1997 Stock Incentive Plan was amended in 1999 to provide that the value of these options is 33% of the exercise price for options issued with respect to 1999, 2000 and 2001. For options issued with respect to years thereafter, the value will be based upon the Black-Scholes Option Pricing Model. The 1997 Stock Incentive Plan was also amended so that, for options issued with respect to 1999 and years thereafter, the exercise price is equal to the average closing prices of Jones Lang LaSalle common stock on the last trading day of each calendar quarter during the year. Such stock options are granted on January 1 of the year following the year in which the retainer is earned, are fully vested upon grant and have 10 years terms.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no Compensation Committee interlocks or insider participation on the Compensation Committee. Certain executive officers have and will attend meetings of the Compensation Committee in order to present information and answer questions of the members of the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for the oversight of executive compensation and Jones Lang LaSalle's compensation programs, including those with respect to stock ownership. Following the closing of the LaSalle/Jones Lang Wootton transaction on March 11, 2000, two new Directors, Henri-Claude de Bettignies and Derek A. Higgs, joined the Compensation Committee.

     Jones Lang LaSalle believes that its employee compensation system is unique in the real estate industry. The system is designed to reward client relationship building, teamwork and quality performance, as well as to foster employee commitment and align employee and stockholder interests. Toward this end, Jones Lang LaSalle compensates its professionals and managers with salary, bonus and stock ownership programs, rather than on the commission basis which is typical in the industry. This traditional compensation philosophy continued after the initial public offering and after the closing of the LaSalle/Jones Lang Wootton transaction.

     Annual Compensation. The executive officers, like other Jones Lang LaSalle professionals and managers, are assigned target annual compensation consisting of a salary and target bonus. In general, executive officer target bonuses constitute 60% of target compensation. The executive officers' 1999 salary and target bonuses were set by the Compensation Committee at the beginning of the year. Following the closing of the

LaSalle/Jones Lang Wootton transaction, certain persons previously employed by the JLW Companies became executive officers of Jones Lang LaSalle. Except for Messrs. Peacock and Smith, these executive officers were not assigned target bonuses in 1999; however, they will be assigned target bonuses for future years. Target bonus levels for executive officers are set to provide compensation levels which are sufficiently competitive to attract and retain high caliber executives. In the past Jones Lang LaSalle has engaged a compensation consultant to prepare an analysis of Jones Lang LaSalle's levels of executive compensation, but did not do so in 1999.

     As set forth above under the caption "Incentive Compensation," the payment of an employee's bonus is based upon an evaluation of performance against specific objective and subjective standards which vary from employee to employee. For the Chairman and Chief Executive Officer (Mr. Scott), the President, Deputy Chief Executive Officer and Chief Operating Officer (Mr. Peacock) and the Executive Vice President and Chief Financial Officer (Mr. Sullivan), the standards upon which they were measured in 1999 fall into two principal categories, financial performance of Jones Lang LaSalle and performance on individual accountabilities. The executive officers who are heads of business units are also measured on these two standards, as well as on the performance of their respective business units. These categories were applied to 1999 target bonuses in the following percentages:

                                          FINANCIAL
                                         PERFORMANCE    PERFORMANCE ON     BUSINESS
                                           OF THE         INDIVIDUAL         UNIT
                                           COMPANY     ACCOUNTABILITIES   PERFORMANCE
                                         -----------   ----------------   -----------
Chairman and Chief Executive Officer...      60%              40%            n.a.
President, Deputy Chief Executive
  Officer and Chief Operating
  Officer..............................      60%              40%            n.a.
Executive Vice President and Chief
  Financial Officer....................      40%              60%            n.a.
Executive Officers who are Business
  Unit Heads...........................      20%              20%             60%

Based upon an evaluation of performance, a multiplier is set for each category and applied to the appropriate proportion of the target bonus. A multiplier of 1 is applied to the extent performance meets expectations, with a higher multiplier to the extent performance exceeds expectations and a lower multiplier to the extent performance is below expectations. The multiplier with respect to financial performance of Jones Lang LaSalle, which is the same for all executive officers, was 0 in 1999 based upon disappointing financial performance, including the year to year decline in adjusted pro forma EBITDA per share. Individual accountabilities vary from officer to officer and are intended to concentrate on key matters upon which the particular officer is to focus in addition to the general focus on Jones Lang LaSalle and business unit performance. The Compensation Committee has encouraged management to set goals, to the extent possible, within the individual accountabilities area in a manner which allows objective measurement of performance, including by setting quantitative standards where appropriate. With respect to business unit performance, multipliers are based upon actual performance versus the plan for the unit. In certain circumstances, business unit multipliers also take into account that an executive officer in some cases should not be held responsible for the underperformance of a business unit which the executive officer recently joined.

     Mr. Scott reviewed the performance of each of the other executive officers, determined recommended compensation levels based upon the process explained above and presented his recommendations with respect to compensation to the Compensation Committee. The Compensation Committee reviewed these recommendations and approved the recommended compensation. With respect to the individual accountabilities multipliers applied to the target bonuses for Messrs. Scott, Peacock and Sullivan, the Compensation Committee was presented with information regarding their performance with respect to the relevant matters involved in their respective individual accountabilities. As noted above, certain executive officers previously employed by the JLW Companies did not have target bonuses. Messrs. Scott and Peacock determined recommended compensation levels based upon the performance of these individuals and presented their recommendations in this regard to the Compensation Committee, which approved these recommendations.

     Stock Plans and Programs. The executive officers are eligible to receive Options and other awards under the 1997 Stock Incentive Plan. Certain executive officers were granted Options in March 2000, with exercise prices equal to $12.25 per share, the fair market value on the date of grant. These Options vest with respect to one-third of the shares on each of the first three anniversary dates of the date of grant and have terms of seven years. Ongoing awards under the 1997 Stock Incentive Plan are expected to be made annually. Additionally, awards are made to new employees as an incentive to join Jones Lang LaSalle and to other recipients in special situations.

     The Employee Purchase Plan and PB-S Program described above under the captions "Employee Stock Purchase Plan" and "Partial Bonus in Shares Program" also provide executive officers, as well as other employees, a means for accumulating Jones Lang LaSalle's Common Stock. The Stock Purchase Plan provides employees in the United States with a means to purchase stock at a 15% discount through regular payroll deductions. Under the PB-S Program, executive officers receive a portion of their bonuses in deferred shares of common stock as described above under the caption "Partial Bonus in Shares Program." Other officers at certain levels also participate in the PB-S Program.

     Compensation of Chief Executive Officer. As with other executive officers, Mr. Scott's 1999 target compensation was established by the Compensation Committee at the beginning of the year. The 0 multiplier described above was applied to the 60% of Mr. Scott's target bonus linked to the financial performance of Jones Lang LaSalle. With respect to the 40% of Mr. Scott's target bonus linked to performance on individual accountabilities, the Compensation Committee approved a multiplier of 1 based upon, among other things, his leadership in (i) addressing the issues leading to the earnings disappointment, particularly with respect to the cost saving initiatives in the U.S. management services business, (ii) establishing a plan for the future growth of Jones Lang LaSalle and (iii) developing a strategy for growth of the investment management business. Mr. Scott was awarded Options with respect to 40,000 shares in March 2000.

     Certain Tax Matters. Tax laws limit the deduction a publicly held corporation is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance compensation, cannot be deducted. Jones Lang LaSalle considers ways to maximize the deductibility of executive compensation but reserves the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. As a result, some portion of executive compensation paid to an executive officer whose compensation is subject to the deduction limits described above may not be deductible by Jones Lang LaSalle.

                             Compensation Committee
                         Thomas C. Theobald (Chairman)
                           Henri-Claude de Bettignies
                                 Derek A. Higgs
                                 John R. Walter

PERFORMANCE GRAPH

     The following line graph compares Jones Lang LaSalle's cumulative stockholder return on its Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and an industry peer group index ("Custom Industry Index") from July 17, 1997 (the time of Jones Lang LaSalle's initial public offering), to December 31, 1999. The Custom Industry Index is composed of the following other publicly traded real estate services companies: CB Richard Ellis, Inc., Grubb & Ellis Company, Insignia Financial Group, Inc. and Trammell Crow Company. The graph assumes the investment of $100 in Jones Lang LaSalle and each of the indices on July 17, 1997 and the reinvestment of all dividends. The return shown on the graph is not necessarily indicative of future performance.
[performance graph]

                                                   JONES LANG LASALLE               COMPOSITE                    S&P 500
                                                   ------------------               ---------                    -------
7/17/97                                                  100.00                      100.00                      100.00
9/30/97                                                  152.00                       98.00                      102.00
12/31/97                                                 155.00                      101.00                      104.00
3/31/98                                                  141.00                      102.00                      118.00
6/30/98                                                  193.00                      115.00                      122.00
9/30/98                                                  142.00                       77.00                      109.00
12/31/98                                                 128.00                       79.00                      132.00
3/31/99                                                  130.00                       70.00                      138.00
6/30/99                                                  130.00                       68.00                      147.00
9/30/99                                                   70.00                       57.00                      138.00
12/31/99                                                  52.00                       51.00                      158.00

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Scott, Rose and Cummings, as well as an entity affiliated with Mr. Scott, are limited partners of Diverse Real Estate Holdings Limited Partnership ("Diverse"). Diverse has an ownership interest in and operates investment assets, primarily as the managing general partner of real estate development ventures. Prior to January 1, 1992, Jones Lang LaSalle earned fees for providing development advisory services to Diverse as well as fees for the provision of administrative services. Effective January 1, 1992, Jones Lang LaSalle discontinued charging fees to Diverse for these services. At the end of 1999, the total receivable due from Diverse in connection with such fees and interest thereon was $.7 million. In 1992, Diverse began the process of discontinuing its operations and disposing of its assets. In 1999, Diverse made $1.0 million in payments to reduce the receivable due to Jones Lang LaSalle. Messrs. Scott, Rose and Cummings directly hold an approximately 13.4%, 2.8% and .4% partnership interest in Diverse, respectively. In addition, the Stuart Scott Trust, a trust affiliated with Mr. Scott, has a 6.4% partnership interest in Diverse. Diverse did not make distributions to its partners in 1999.

     In addition, Jones Lang LaSalle provides property management and leasing services to properties in which Diverse has an ownership interest. At the end of 1999, the total receivable due from these properties was $.4 million. Jones Lang LaSalle earned $.7 million in fees from these properties in 1999. Jones Lang LaSalle believes that the services provided to properties in which Diverse has an ownership interest are on terms no more favorable than those given to unaffiliated persons.

     Jones Lang LaSalle provides property management and leasing and investment management services to The Dai-ichi Mutual Life Insurance Company, a significant beneficial owner (indirectly through various entities) of Common Stock of Jones Lang LaSalle, and its affiliates ("Dai-ichi"). Jones Lang LaSalle earned $7.1 million in fees from Dai-ichi in 1999 with respect to such services. At the end of 1999, Jones Lang LaSalle had receivables of $1.1 million due from Dai-ichi with respect to such services. Jones Lang LaSalle believes that the services provided to Dai-ichi and its affiliates are on terms no more favorable to Dai-ichi than those available to unaffiliated persons.

     In connection with the transactions pursuant to which the interests in the Predecessor Partnerships were contributed to Jones Lang LaSalle, Jones Lang LaSalle granted registration rights to certain Dai-ichi affiliates, as well as certain other parties, with respect to the shares of Common Stock issued to them in exchange for such contributions. The Directors and executive officers who are parties to the Stockholder Agreements and the DEL Stockholder Agreements may be given the right to register shares of Common Stock which they hold in accordance with those agreements.

     From time to time, Directors and executive officers are given an opportunity to invest in investment vehicles managed by subsidiaries of Jones Lang LaSalle on the same terms as other unaffiliated investors. Additionally, executive officers and other employees have been, and in the future may be, allowed to acquire small interests in certain investment vehicles in order that these vehicles can satisfy certain tax requirements.

                               SECURITY OWNERSHIP

     The following table sets forth certain information concerning the beneficial ownership of the Common Stock, which are the only outstanding voting securities and equity securities of Jones Lang LaSalle, as of March 15, 2000 (except where otherwise noted) by: (i) each Director and Director nominee of Jones Lang LaSalle; (ii) each of the Named Executive Officers; (iii) the Directors, Director nominees and executive officers of Jones Lang LaSalle as a group; and (iv) each person who is known to Jones Lang LaSalle to have been the beneficial owner of more than five percent of the Common Stock. On March 15, 2000, there were 30,342,018 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power.

                                                                     SHARES OF
                                                                    COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                                --------------------
                         NAMES (1)                               NUMBER      PERCENT
                         ---------                               ------      -------
The Dai-ichi Mutual Life Insurance Company (2)..............    2,199,162     7.2%
Stuart L. Scott (3)(4)......................................      791,434     2.6%
Christopher A. Peacock......................................      158,990        *
Christopher M. G. Brown (3).................................      196,188        *
Henri-Claude de Bettignies (5)..............................        5,663        *
Darryl Hartley-Leonard (6)..................................       26,980        *
Derek A. Higgs (7)..........................................        6,200        *
Peter H. T. Lee (3).........................................      196,347        *
David K.P. Li (8)...........................................       15,663        *
Robert S. Orr...............................................      134,679        *
Clive J. Pickford...........................................      158,990        *
M.G. Rose (9)...............................................      455,790     1.5%
Michael J. Smith (3)........................................      117,733        *
Thomas C. Theobald (10).....................................       60,850        *
Lynn C. Thurber (3) (11)....................................      158,033        *
John R. Walter (12).........................................       35,480        *
Earl E. Webb (3)(13)........................................      143,715        *
All Directors, Director nominees and executive officers as a
  group (22 persons) (14)...................................    3,136,591    10.3%

-------------------------

     *Less than 1%
(1) Unless otherwise indicated, the address of each person or entity is c/o Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601.

(2) Information with respect to beneficial ownership of The Dai-ichi Mutual Life Insurance Company is included herein in reliance on a Schedule 13G, dated February 10, 1998, filed with the SEC reporting ownership as of December 31, 1997. According to the Schedule 13G, The Dai-ichi Mutual Life Insurance Company owns 100% of the outstanding shares of capital stock of Dai-ichi Life Property Holdings, Inc., which in turn owns 100% of the outstanding shares of capital stock of Dai-ichi Life Investment Properties, Inc., which in turn owns 100% of the outstanding shares of capital stock of DSA-LSPL, Inc. and DSA-LSAM, Inc. DSA-LSPL, Inc. owns directly 1,869,288 shares of Common Stock, and DSA-LSAM, Inc. owns directly 329,874 shares of Common Stock. The address of The Dai-ichi Mutual Life Insurance Company is 13-1 Yurakucho, 1-chome, Tokyo, Japan 100.

(3) Shares are owned directly and by corporations of which the reporting person, or the reporting person and the reporting person's spouse, is the sole stockholder.

(4) Includes 59,583 shares which Mr. Scott had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 15, 2000 or which would become exercisable within 60 days of that date. 15,000 of the shares listed are held by a trust for the benefit of Mr. Scott's children.

(5) Includes 5,663 shares which Professor de Bettignies had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 15, 2000 or which would become exercisable within 60 days of that date.

(6) Includes 8,903 shares which Mr. Hartley-Leonard had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 15, 2000 or which would become exercisable within 60 days of that date.

(7) Includes 1,200 shares which Mr. Higgs had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 15, 2000 or which would become exercisable within 60 days of that date.

(8) Includes 5,663 shares which Dr. Li had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 15, 2000 or which would become exercisable within 60 days of that date.

(9) Includes 31,458 shares which Mr. Rose had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 15, 2000 or which would become exercisable within 60 days of that date.

(10) Includes 8,903 shares which Mr. Theobald had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 15, 2000 or which would become exercisable within 60 days of that date. 2,000 of the shares listed are held by Mr. Theobald's wife as custodian for his daughter, and 2,000 of the shares listed are held by Mr. Theobald as trustee of a trust for the benefit of his son. Mr. Theobald disclaims beneficial ownership of this 4,000 shares.

(11) Includes 31,458 shares which Ms. Thurber had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 15, 2000 or which would become exercisable within 60 days of that date.

(12) Includes 8,903 shares which Mr. Walter had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 15, 2000 or which would become exercisable within 60 days of that date. 26,577 of the shares listed are held by Mr. Walter as trustee of a trust for the benefit of himself, his wife and others.

(13) Includes 40,833 shares which Mr. Webb had the right to acquire through stock options granted under the 1997 Stock Incentive Plan which were exercisable on March 15, 2000 or which would become exercisable within 60 days of that date.

(14) See footnotes (3) through (13) above. Does not include Daniel W. Cummings, a Named Executive Officer who has resigned, who owned no shares and had the right to acquire 31,458 shares through the exercise of options granted under the 1997 Stock Incentive Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Jones Lang LaSalle's Directors, certain of Jones Lang LaSalle's officers and beneficial owners of more than 10 percent of Jones Lang LaSalle's outstanding Common Stock to file reports of ownership and changes in ownership of Jones Lang LaSalle's Common Stock with the Securities and Exchange Commission and to send copies of such reports to Jones Lang LaSalle. Based solely upon a review of such reports and amendments thereto furnished to Jones Lang LaSalle and upon written representations of certain of such persons regarding their ownership of Common Stock, Jones Lang LaSalle believes that no such person failed to file any such report on a timely basis during 1999, except that the initial statement of beneficial ownership for Peyton H. Owen was filed late.

                                   PROPOSAL 2

           APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

     On July 15, 1997, in connection with the initial public offering of the Company's Common Stock, the stockholder of the Company adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan"). On March 1, 2000, the Board of Directors of the Company adopted an amendment to the Stock Purchase Plan increasing the number of shares of Common Stock which can be sold pursuant to the Stock Purchase Plan by 750,000 shares, so that after such amendment the total number of shares available to be sold under the Stock Purchase Plan is 1,000,000. Prior to such amendment, there remained available for sale under the Stock Purchase Plan as at December 31, 1999 an aggregate of 23,835 shares. The Company intends to use the shares authorized by the amendment for future offerings under the Stock Purchase Plan. The closing price of the Common Stock on the New York Stock Exchange on March 29, 2000 was $14.4375.

     A proposal to approve the amendment to the Stock Purchase Plan will be presented at the Annual Meeting. Each valid proxy returned to Jones Lang LaSalle will be voted for the approval of the amendment to the Employee Stock Purchase Plan unless the proxy specifies otherwise. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT.

     The following is a summary of the principal features of the Stock Purchase Plan. This summary does not, however, purport to be a complete description of all the provisions of the Stock Purchase Plan. Any stockholder who wishes to obtain a copy of the plan document and amendments may do so by written request to Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: William E. Sullivan, Secretary. The plan document and amendments have been filed with the Securities and Exchange Commission.

DESCRIPTION OF THE STOCK PURCHASE PLAN

     The purpose of the Stock Purchase Plan is to provide an opportunity for persons employed by the Company and designated subsidiaries in the United States to purchase shares of Common Stock through voluntary automatic payroll deductions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interests between such persons and the Company's stockholders. On December 31, 1999, there were 523 employees participating in the Stock Purchase Plan.

     The Stock Purchase Plan currently provides that an aggregate of 250,000 shares of Common Stock may be sold pursuant to the Plan, subject to adjustment in certain events.

     The Stock Purchase Plan provides that, through a voluntary automatic payroll deduction, separate accounts will be established for each participant (the "Payroll Deduction Account"). With the amounts credited to such separate account, each participant will have the opportunity to purchase as many shares of Common Stock as he or she is eligible to purchase. Participants may purchase shares only through payroll deductions, and cash contributions will not be permitted. The purchase price for shares of Common Stock will not be less than the lesser of (a) an amount equal to 85% of the closing price of the shares of Common Stock at the beginning of the Offering Period (as defined below) or (b) an amount equal to 85% of the closing price of shares of Common Stock on the date of purchase of the shares. The Stock Purchase Plan provides that the committee administering the Stock Purchase Plan (the "Committee") has the authority to establish a different purchase price as long as such price complies with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder.

     Unless otherwise determined by the Committee, the Stock Purchase Plan will be implemented by establishing consecutive six-month offering periods (the "Offering Period") with a new Offering Period commencing on the first trading day on or after the first day of each January and July during the term of the Stock Purchase Plan. The Committee will have the power to change the duration of the Offering Periods (including the commencement dates thereof) with respect to future offerings. The last trading day of each Offering Period prior to the termination of the Stock Purchase Plan (or such other trading date as determined by the Committee) will constitute the purchase date on which each participant will purchase his or her appropriate number of shares (the "Share Purchase Date").

     Notwithstanding the foregoing, the Company will not permit the exercise of any right to purchase shares of Common Stock (a) by any employee who immediately after the right is granted would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary; or (b) which would permit an employee's rights to purchase shares under the Stock Purchase Plan, or under any other qualified employee stock purchase plan maintained by the Company or any subsidiary, to accrue at a rate in excess of $25,000 in fair market value (as determined on the first day of the offering period) for each calendar year.

     Section 424(d) of the Code will be applied to determine the stock ownership of a participant in the Plan, and the shares that a participant may purchase under outstanding rights or options will be treated as shares owned by the participant.

     If a participant's employment is terminated for any reason, if a participant dies, if a participant is granted a leave of absence of more than 90 days duration, or if a participant otherwise ceases to be eligible to participate in the Stock Purchase Plan, payroll deductions will cease and any amounts then credited to his or her Payroll Deduction Account will be refunded to the participant as soon as practicable.

     The Stock Purchase Plan may be amended at any time; provided that no such amendment will be effective unless approved by the stockholders if such approval is necessary to comply with either Section 423 of the Code or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Stock Purchase Plan may be suspended or discontinued at any time. The Stock Purchase Plan is intended to meet the requirements of Section 423 of the Code.

     In 1999, Ms. Thurber purchased a total of 1,471 shares (431 shares at a price of $24.3844 on June 30 and 1,040 shares at a price of $10.0938 on December
31) under the Stock Purchase Plan. In 1999, executive officers, including Ms. Thurber, purchased a total of 5,686 shares (1,698 shares at a price of $24.3844 on June 30 and 3,988 shares at a price of $10.0938 on December 31) under the Stock Purchase Plan. In 1999, employees who were not executive officers purchased a total of total 156,303 shares (54,685 shares at a price of $24.3844 on June 30 and 101,618 shares at a price of $10.0938 on December 31) under the Stock Purchase Plan. Non-Executive Directors may not participate in the Stock Purchase Plan.

TAX CONSEQUENCES

     The following discussion is a summary of the principal federal income tax consequences under current federal income tax laws relating to the Stock Purchase Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. This summary assumes that participants will hold their shares of Common Stock as "capital assets" (generally, property held for investment) under the Code.

     The plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Code. Certain federal income tax consequences to participants from such status under present law are described below.

     Generally, as long as the Stock Purchase Plan complies with the requirements of Section 423 of the Code, the participant will not recognize any taxable income on the purchase of shares of Common Stock under the Stock Purchase Plan. If, however, the participant has severed his employment relationship with the Company more than three months before purchasing shares of Common Stock or the offer to purchase shares of Common Stock is deemed not to be granted under a Section 423 plan for any other reason, the participant will recognize as compensation income at the time of such purchase, an amount equal to the excess of the fair market value of the stock over the purchase price.

     The tax treatment of the subsequent disposition of Section 423 plan stock depends on whether the stock is disposed of during or after the expiration of the Section 423 statutory holding period. The Section 423 statutory holding period expires upon the later of two years after the date of offer to purchase shares or one year from the date of transfer of the shares pursuant to an offer to purchase.

     In the event of a disposition after the Section 423 statutory holding period, pursuant to a Section 423 plan, where an offer is granted at an offer price of less than 100% of the fair market value of the stock, then the participant must include in taxable income, subject to tax as ordinary income, at the time of the sale or other taxable disposition of the stock, or upon the participant's death while still holding the stock, the lesser of (a) the amount, if any, by which the fair market value of the stock when the offer was made exceeds the offer price or (b) the amount, if any, by which the stock's fair market value at the time of such disposition or death exceeds the exercise price paid. Any further gain realized in such disposition will be subject to tax as capital gain.

     If the participant disposes of the stock before the expiration of the
Section 423 statutory holding period, then, in the year of the "disqualifying disposition," the participant must recognize as ordinary compensation income the excess of the fair market value of the stock disposed of as determined at the time the offer to acquire such stock was exercised and the offer exercise price. In addition, a participant will recognize capital gain or loss in an amount equal to the difference between the amount realized from the disposition and the fair market value of the stock disposed of as determined at the time that the offer to acquire such stock was exercised.

     In the event the participant disposes of shares of Common Stock after the
Section 423 statutory holding period, the Company may not claim a deduction for federal income tax purposes, in respect of the excess of the fair market value of the offered stock and the offered price if the offering is pursuant to a
Section 423 plan. If the participant disposes of shares of Common Stock in a "disqualifying disposition," the Company will be entitled to claim a deduction for an amount equal to the amount included in the ordinary income of such participant as discussed above.

                                   PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board, with the recommendation of the Audit Committee, has appointed the firm of KPMG LLP as Jones Lang LaSalle's independent auditors for 2000. A proposal to ratify this appointment will be presented at the Annual Meeting.

     Each valid proxy returned to Jones Lang LaSalle will be voted for the ratification of the appointment of KPMG LLP as Jones Lang LaSalle's independent auditors for 2000 unless the proxy specifies otherwise. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF SUCH APPOINTMENT. The Board retains the right to appoint substitute independent auditors at any time during 2000 for any reason whatsoever upon the recommendation of the Audit Committee.

     Jones Lang LaSalle expects that representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the year 2001 Annual Meeting and included in Jones Lang LaSalle's proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by Jones Lang LaSalle at Jones Lang LaSalle's principal executive offices by December 12, 2000. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by Jones Lang LaSalle at Jones Lang LaSalle's principal executive offices by February 16, 2001. The Amended Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Amended Bylaws, not later than February 16, 2001 and not earlier than January 17, 2001.

                           PROXY SOLICITATION EXPENSE

     The proxies being solicited by this Proxy Statement are being solicited by the Board of Jones Lang LaSalle. Proxies may be solicited by officers, Directors and regular employees of Jones Lang LaSalle, none of whom will receive any compensation other than their regular compensation. Jones Lang LaSalle has retained Morrow & Co., Inc. to aid in the solicitation. For these services, Jones Lang LaSalle will pay Morrow & Co., Inc. a fee of approximately $1,700 and reimburse it for certain out-of-pocket disbursements and expenses. Solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. Jones Lang LaSalle will, upon request, pay persons holding shares of Common Stock in their names or the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to the beneficial owners. All of the costs of the solicitation of proxies will be paid by Jones Lang LaSalle.

PROXY                   JONES LANG LASALLE INCORPORATED                    PROXY


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 15, 2000

     The undersigned hereby appoints Stuart L. Scott, Christopher A. Peacock and William E. Sullivan, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the Common Stock of Jones Lang LaSalle Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders to be held on May 15, 2000, or at any adjournment or postponement thereof.

     THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES AND FOR PROPOSAL NUMBER 2 AND PROPOSAL NUMBER 3.

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                         [JONES LANG LASALLE(SM) LOGO]

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


                                                  JONES LANG LASALLE INCORPORATED
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

[                                                                                                                                  ]

1. ELECTION OF DIRECTORS:                    For  Withhold  For All
   Nominees: 01-Christopher M.G. Brown,      All     All    Except
             02-Derek A. Higgs,              [ ]     [ ]      [ ]     2. Amendment of the Employee Stock      For  Against  Abstain
             03-M.G. Rose,                                               Purchase Plan.                       [ ]    [ ]     [ ]
             04-Michael J. Smith,
             05-Thomas C. Theobald and
             06-Lynn C. Thurber.                                      3. Ratification of the appointment      For  Against  Abstain
                                                                         of KPMG LLP as independent auditors  [ ]    [ ]     [ ]
                                                                         for 2000.

-------------------------------------------                           4. To vote upon any other matters that may properly be
    (Except nominee(s) written above.)                                   presented at the meeting according to their best judgment
                                                                         and in their discretion.


                                                                                       THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE
                                                                                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
                                                                                       OF THE PROXY STATEMENT.

                                                                                               Dated:______________________ , 2000

                                                                      Signature(s) _______________________________________________

                                                                      ____________________________________________________________
                                                                      Please sign exactly as your name appears. If signing as
                                                                      attorney, executor, administrator, trustee or guardian or an officer of a corporation or other entity, please give full title. If shares are held jointly, both owners must sign.
-----------------------------------------------------------------------------------------------------------------------------------
                                                     - FOLD AND DETACH HERE  -

                                                      YOUR VOTE IS IMPORTANT.

                                    PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                                                    USING THE ENCLOSED ENVELOPE.

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